SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2006

Las Vegas Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30375	88-0392994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4000 W. Ali Baba Lane Suite D, Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-871-7111

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Officers and Directors and Appointment of Officers

On October 10, 2006, Mr. Russell R. Roth resigned as our Secretary and Treasurer. Mr. Roth is currently our Chief Executive Officer and Chairman of the board of directors and will continue to serve in these capacities.

Effective October 10, 2006, Zak Khal resigned as our President and the board of directors appointed Mr. Khal to act as our Secretary in addition to his continuing position as Chief Operating Officer.

Effective October 10, 2006, Mr. Stephen Crystal resigned as a member of our board of directors and accepted an appointment by the board of directors to become our President. Mr. George Kelesis also resigned as a member of our board of directors on October 11, 2006.

Effective October 10, 2006, Bruce A. Shepard was appointed by the board of directors to act as Treasurer in addition to his current position as Chief Financial Officer.

There were no known disagreements with Messrs. Roth, Khal, Crystal, or Kelesis on any matter relating to the Company’s operations, policies or practices.

Business Experience of Bruce A. Shepard, Zak Khal, and Stephen Crystal

Bruce A. Shepard has served as our Chief Financial Officer since July, 2006. From July 1989 to July 2006, Mr. Shepard was a partner with PricewaterhouseCoopers LLP in Portland, Oregon. As the head of the Private Companies Section practice, Mr. Shepard worked closely with privately held businesses, assisting them as a proactive business advisor with acquisitions and divestitures, corporate financings, and strategic plans, and public company clients with initial public offerings, secondary offerings, and regulatory SEC filings.

Stephen A. Crystal has served as our Chief Marketing Officer since June 2006 and served as a director of our company from October 2005 to October 2006. Between February 2000 and December 2005, Mr. Crystal served as the Co-Founder, Vice-Chairman, and President of Barrick Gaming, a wholly owned subsidiary of Barrick Corporation, which owned and operated hotel-casinos in Las Vegas, Nevada. Mr. Crystal has been involved in gaming development and operations in numerous gaming jurisdictions since 1993 as general counsel to the Barrick family of businesses. Mr. Crystal has been a member of the Young Presidents Organization since 2004.

Zak Khal has served as our President from July 2005 to October 2006 and currently acts as our Chief Operating Officer since July 2005. Mr. Khal served as our Vice President of Operations from 2001 to 2004. From April 1994 through September 2001, Mr. Khal held a variety of positions with Park Place Entertainment, which develops, owns, and operates gaming facilities including the following: Director of Operations at Park Place Corporate; Assistant Vice President of Casino Operations and Marketing, and Director of Casino Administration at Paris/ Bally’s; Games Manager, Casino Administrator, and Senior Operations Analyst at Las Vegas Hilton; and Senior Internal Auditor at Hilton Hotels Corporation.

Family Relationships

There are no family relationships between Mr. Shepard, Mr. Crystal, Mr. Khal or any of our directors or executive officers.

Certain Relationship and Related Transactions

Mr. Shepard has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

Other than as set forth below, Mr. Crystal has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

In 2006, we entered into a consulting agreement with JMC Investments, L.L.C., an entity managed and owned by Stephen A. Crystal, a director of our company. During the 90-day term of the consulting agreement, JMC Investments, L.L.C. is to assist in designing, developing, and implementing our sales efforts and in fulfilling our funding needs. In exchange, we have agreed to pay JMC Investments, L.L.C. compensation of $10,000 per month and a one-time grant of 60,000 shares of Series A common stock. On June 15, 2006, Mr. Crystal accepted our offer of employment as Chief Marketing Officer and agreed to terminate any further obligation under the consulting agreement.

In October 2005, JMC Investments, L.L.C., an entity managed and owned by Stephen A. Crystal, purchased 125,000 shares of Series D convertible preferred stock at a price of $2.00 per share. The terms of the transaction were negotiated with Mr. Crystal prior to his appointment to our Board of Directors.

Other than as set forth below, Mr. Khal has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

During 2005, we entered into arrangements with certain executive officers and service providers to issue shares of Series A common stock at a negotiated fair value of $0.50 per share in exchange for the agreement to reduce their salaries or compensation for services rendered. As a result, we issued 100,000 shares to Zak Khal.

Employment Agreement

At this time, we do not have any employment agreements with Mr. Shepard, Mr. Crystal or Mr. Khal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Las Vegas Gaming, Inc.

/s/ Russell Roth
Russell Roth
Chief Executive Officer, and Chairman

Date: October 13, 2006